EXHIBIT 23.5

Consent of Independent Registered Public Accounting Firm

To the Board of Managers
Ministry Partners Investment Company, LLC
Brea, California

We hereby consent to the use, in the Form S-1 Registration Statement and Prospectus dated June 23, 2011 of Ministry Partners Investment Company, LLC, of our report dated March 29, 2011 accompanying the consolidated financial statements of Ministry Partners Investment Company LLC and subsidiaries as of December 31, 2010 and 2009 and for the years then ended contained in such Form S-1 Registration Statement and Prospectus.

We also consent to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.

/s/ Hutchinson and Bloodgood LLP

June 23, 2011